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                                                                    EXHIBIT 10.9

                AGREEMENT TO PURCHASE FRANCHISE TERRITORIES

THIS AGREEMENT is entered into on November 29, 1999 between ZLand, Inc., a California corporation, located at 27081 Aliso Creek Road, Aliso Viejo, California, USA hereinafter referred to as "Seller" and Dorado Resources Corp., and or its assigns, 511-475 Howe Street, Vancouver, BC, Canada hereinafter referred to as "Buyer".

RECITALS:

a. Seller owns or has a subsidiary who owns the franchise development rights for certain territories; and

b. Buyer or its principals and investors own a company or subsidiary which wishes to purchase said rights from Seller or Seller's subsidiary

ACCORDINGLY, it is agreed as follows:

1. Seller agrees to sell and Buyer agrees to buy one hundred (100) ZLand Franchise territories within Canada. Buyer shall designate where the one hundred territories shall be located within the cities of Vancouver and Toronto, from the 120 total territories available.

2. A franchise agreement substantially similar to that contained in Exhibit A ("ZLand Business Program Franchise Agreement") shall govern the territories.

3. The purchase price is Thirty Thousand US Dollars ($30,000) per territory, and Three Million US Dollars (US$3,000,000) in total, US$150,000 of which shall be paid by Buyer on or before December 31, 1999. A further US$150,000 shall be paid by Buyer on or before March 31, 2000; a further US$500,000 shall be paid on or before June 30, 2000; a further US$1,000,000 shall be paid on or before September 30, 2000; a final US$1,200,000 shall be paid on or before November 30, 2000, unless otherwise mutually amended by both parties.

4. Franchisee agrees to purchase the remaining 391 ZLand franchise territories in Canada, and agrees to establish a rollout schedule for the operational launch of the first 200 of these territories with ZLand on or before March 31, 2000. Franchisee agrees to establish a rollout schedule for the operational launch of the next 100 of these territories with ZLand on or before June 30, 2000. Franchisee agrees to establish a rollout schedule for the operational launch of the remaining 91 of these territories with ZLand on or before December 31, 2000. Franchisee agrees that such rollouts shall be complete on or before December 31, 2001. Franchisee has the right to accelerate these rollout schedules and purchases. Payment terms to be mutually agreed by ZLand and Franchisee, but payment shall be completed on or before the rollout period ending December 31, 2001.

5. Seller agrees that Buyer will have a right to buy all Canadian territories for as long as the schedule of purchases in item 4 above is strictly adhered to. Payment amount is not to exceed US$30,000 per territory.

6. Seller and Buyer both agree that once they begin their relationship as Franchisor and Franchisee, it shall be governed by the terms, conditions and disclosures set forth in the franchise agreement.

7. Seller and Buyer both agree that the initial 100 Territory purchase in 1. above is subject to ZLand completing and having access to at least US$15 million from its Series C funding, and Buyer completing at least US$300,000 in funding on or before December 31, 1999.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AT ALISO VIEJO,
 CALIFORNIA, USA ON NOVEMBER 29, 1999.

ZLAND, INC.                        DORADO RESOURCES CORP.


     /s/ Glenn Abood                         /s/ Michael Meyers
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  By:    Glenn Abood, President             By:  Michael Meyers, President
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                                   EXHIBIT A

                      BUSINESS PROGRAM FRANCHISE AGREEMENT

                (Between ZLand, Inc. and Dorado Resources Corp.)